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                                                                   EXHIBIT 10.33

                               RETENTION AGREEMENT

      This Retention Agreement (the "Agreement") by and between MARK D. PYKE (the "Executive") and NATIONAL PROCESSING, INC., an Ohio corporation (the "Company"), is hereby entered into as of the 12th day of July, 2004, and is hereby effective upon the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger among Bank of America Corporation, a Delaware corporation ("BAC"), Monarch Acquisition, Inc., an Ohio corporation and wholly owned by BAC ("Monarch"), and the Company, dated as of July 12, 2004 (the "Merger Agreement").

                              Statement of Purpose

      Effective as of the "Effective Time" as defined in the Merger Agreement (the "Effective Time"), Monarch will be merged with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of BAC.

      The Executive and the Company have previously entered into (i) an Employment Agreement dated March 4, 1996 (the "Employment Agreement") and (ii) a Severance Agreement dated December 2, 1999 (the "Severance Agreement"). (The Employment Agreement and Severance Agreement are sometimes referred to collectively herein as the "Original Agreements.") Each of the Original Agreements includes provisions that could entitle the Executive to receive severance payments and benefits in the event of the Executive's termination of employment with the Company under certain circumstances. The Employment Agreement also includes certain covenants regarding the Executive's conduct following his employment with the Company. In connection with the Merger, BAC has determined that it is in the best interests of the Company that the Company ensure it will have the continued dedication and services of the Executive following the consummation of the Merger. In order to provide the Executive with appropriate incentives to remain with the Company following the Merger, and to continue to provide the Company with certain covenants regarding the Executive's conduct following the Executive's employment and to otherwise meet the Company's needs, the Company and the Executive desire to replace the Original Agreements in their entirety with this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree that the Original Agreements are replaced and superceded in their entirety as hereinafter set forth, subject to the consummation of the Merger:

      1. Effect of this Agreement. This Agreement replaces and supercedes each of the Original Agreements as of the Effective Time. In the event that the Merger is not consummated, this Agreement shall be void ab initio and of no force and effect whatsoever.

      2. Certain Defined Terms. In addition to the capitalized terms otherwise expressly defined herein, the following terms shall have the following meanings:

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            "Cause" means that, prior to any termination pursuant to Section 6 hereof, the Executive shall have committed:

                  (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any affiliate;

                  (ii) intentional wrongful damage to property of the Company or any affiliate;

                  (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any affiliate; or

                  (iv) intentional wrongful engagement in any Competitive Activity;

      and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if it was done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

            "Closing Date" means "Closing Date" as defined in the Merger Agreement.

            "Competitive Activity" means the Executive's participation, without the consent of the Company, in the management of any business enterprise within the continental United States that is engaged in the business of acquiring or processing credit and debit card transactions accepted by merchants at the point of sale. The parties acknowledge that the Executive currently serves as a member of the MasterCard International Operations Committee and as a Board member of EWI Holdings, Inc. and the Electronic Transaction Association. The parties acknowledge that these activities do not constitute Competitive Activities, provided that any of these activities will constitute a Competitive Activity if, during the Executive's period of employment with the Company, the Company requests the Executive (by written notice given as required herein) to resign from such activity and Executive fails to do so within the time reasonably requested by the Company.

            "Date of Termination" means the effective date of the Executive's termination of employment with the Company as determined in accordance with the provisions of Section 6 below.

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            "Disability" means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan of the Company in which the Executive participates.

            "Good Reason" means either (i) a reduction in the Executive's annual rate of base salary below Four Hundred Thousand Dollars ($400,000) or (ii) the Company requires the Executive to have his principal location of work changed to any location which is in excess of 25 miles from the location thereof immediately prior to the Effective Time.

            "Protected Period" means the period of time commencing on the Closing Date and continuing until the second anniversary of the Closing Date; provided, however, that for purposes of the continuation of certain benefits pursuant to Section 5 below, the Protected Period will not extend beyond the date of the Executive's death.

            "Welfare Benefits" means the welfare benefits which the Executive is eligible to receive from time to time under the applicable plans, policies and programs of the Company, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs. In clarification but not limitation of the foregoing, Welfare Benefits does not include retirement or savings plan benefits, cash or equity incentive compensation, fringe benefits or perquisites.

      3. Position and Benefits. During the Executive's period of employment with the Company following the Effective Time: (i) the Executive shall have the position of President, Merchant Services, and the Executive shall report to a direct report of a member of the Bank of America Corporation Risk and Capital Committee; and (ii) the Executive shall receive such compensation (including, without limitation, cash and equity incentive compensation opportunities) and shall participate in such plans, programs and practices of the Company and its affiliates providing employee benefits (including, without limitation, retirement benefits, Welfare Benefits and fringe benefits) to the same extent as similarly situated Band 2 associates of the Company and its affiliates. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or any affiliate to have the Executive remain in the employment of the Company or any affiliate prior to or following the Effective Time.

      4.    Deferred Retention Incentive.

            (a) Deferred Amount. At the Effective Time, the Company shall establish a deferred compensation account in the name of the Executive with an initial balance equal to One Million Six Hundred Eighty-One Thousand Six Hundred Twenty Dollars ($1,681,620) (which amount equals three times the Executive's current annual rate of base salary plus three times the Executive's highest aggregate annual cash bonus and cash LTIP payout for 2001 through 2003) (the "Deferred Amount"), which shall earn interest for the duration of the deferral period at a rate equal to the prior month 1 Year Constant Maturity Treasury Rate as determined each month by the Federal Reserve, compounded daily.

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            (b)   Vesting of Deferred Amount. If the Executive remains employed with the Company for twelve (12) months after the Closing Date, then fifty percent (50%) of the Deferred Amount shall become vested on the first anniversary of the Closing Date, and if the Executive remains employed with the Company for twenty-four (24) months after the Closing Date, then the remaining fifty-percent (50%) of the Deferred Amount shall become vested on the second anniversary of the Closing Date. To the extent the Deferred Amount is not vested as of the Executive's Date of Termination, such unvested portion of the Deferred Amount shall be forfeited in its entirety, and the Executive (or the Executive's estate or beneficiaries) shall have no rights or entitlement with respect thereto. Notwithstanding anything to the contrary contained herein, if during the Protected Period the Company shall terminate the Executive's employment other than for Cause or if the Executive shall terminate employment for Good Reason or if the Executive's employment shall terminate by reason of death or Disability, then the Deferred Amount shall become one hundred percent (100%) vested on the Date of Termination.

            (c) Release from Post-Termination Covenants. The Executive may, by notice to the Company that is received by the Company within two days after the Date of Termination, be released from the post-termination covenants regarding non-competition and non-solicitation of clients and customers set forth in Sections 7(b) and (d) below; provided, however, that if the Executive provides such notice, then as consideration for such release the Executive shall waive his entitlement to Five Hundred Sixty Thousand Five Hundred Forty Dollars ($560,540) of the vested portion of the Deferred Amount (which is one-third of the amount set forth in Section 4(a) above), as adjusted for interest from and after the Effective Time. If the vested balance of the Deferred Amount as of the Date of Termination is less than the amount set forth in the preceding sentence, then the Executive may not elect to be released from such post-termination covenants.

            (d) Payment of Deferred Amount. The vested portion of the Deferred Amount, after any adjustment pursuant to Section 4(c) above, shall be payable to the Executive (or the Executive's beneficiaries or estate) in a lump sum payment within 30 days after the Date of Termination.

      5.    Benefits Continuation.

            (a) Welfare Benefits and Matching Contributions. If during the Protected Period the Company shall terminate the Executive's employment other than for Cause or if the Executive shall terminate employment for Good Reason, then

                  (i) the Company shall arrange to provide the Executive for the remainder of the Protected Period with Welfare Benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Date of Termination; and

                  (ii) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the employer matching contributions that the Company would have made on the Executive's behalf to the qualified and non-qualified retirement savings plans in which the Executive participates as of the Date of Termination (assuming the

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      maximum employee deferral election, and the maximum employer matching contribution rate, permitted under such plans) if the Executive's employment continued for the remainder of the Protected Period at the Executive's compensation level in effect as of the Date of Termination.

If and to the extent that any benefit described in clause (i) above is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, or his dependents and beneficiaries, of such benefits. Without otherwise limiting the purposes or effect of this Section 5, Welfare Benefits otherwise receivable by the Executive pursuant to clause (i) above shall be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Protected Period, and any such benefits received by the Executive shall be reported by the Executive to the Company.

            (b) Right to Buy Out of Welfare Benefits. Notwithstanding the provisions of Section 5(a) above to the contrary, the Company shall have the right to buy out the Executive's entitlement under Section 5(a) to continuation of all or any portion of the Welfare Benefits for a lump sum price, payable to the Executive within 30 days after the Date of Termination, in an amount equal to the product of (A) the aggregate employer and employee monthly premiums in effect as of the Date of Termination for the applicable Welfare Benefits being bought out times (B) the number of whole calendar months remaining in the Protected Period following the Date of Termination.

      6.    Date of Termination.

            (a) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

            (b) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any permitted later date specified therein, as the case may be; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the effective date of the Disability, as the case may be.

      7. Confidential Information, Non-Competition, Non-Solicitation and Non-Disparagement. In consideration for the establishment of the Deferred Amount, the Executive covenants and agrees as follows:

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            (a)   Confidential Information. The Executive shall hold in a
fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

            (b) Non-Competition. If, prior to the second anniversary of the Closing Date, the Executive's employment is terminated by the Company with Cause or by the Executive without Good Reason, then the Executive agrees that, for a one-year period following the Date of Termination, the Executive will not engage in any Competitive Activity. The provisions of this Section 7(b) shall not apply if the Executive's employment is terminated prior to the second anniversary of the Closing Date by the Company without Cause or by the Executive with Good Reason, or if the Executive's employment is terminated for any reason on or after the second anniversary of the Closing Date.

            (c) Non-Solicitation of Employees. The Executive agrees that, during the two-year period following the Date of Termination, the Executive will not recruit, hire or attempt to recruit or hire, directly or by assisting others, or otherwise entice or encourage to leave employment any of the Company's or its affiliates' management level employees who were employed by the Company or its affiliates (i) as of the Executive's Date of Termination or (ii) at any time during the six (6) month period prior to the Executive's Date of Termination.

            (d) Non-Solicitation of Clients and Customers. If, prior to the second anniversary of the Closing Date, the Executive's employment is terminated by the Company with Cause or by the Executive without Good Reason, then the Executive will not, for a one-year period following the Date of Termination, without the written consent of the Company, directly or indirectly, solicit business of any client or customer of the Company or any of its affiliates or attempt in any manner to persuade any client or customer of the Company or any of its affiliates to cease to do business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with the Company or any of its affiliates, in each case, where the client or customer was one with whom the Executive had substantial business contacts during the Executive's employment with the Company. The provisions of this Section 7(d) shall not apply if the Executive's employment is terminated prior to the second anniversary of the Closing Date by the Company without Cause or by the Executive with Good Reason, or if the Executive's employment is terminated for any reason on or after the second anniversary of the Closing Date.

            (e) Non-Disparagement. The Executive agrees that the Executive shall refrain from criticizing or making disparaging or derogatory comments about the Company or any of its affiliates and the current and former officers, directors, employees, agents, products or services of the Company or any of its affiliates, and the Company agrees that the officers and directors of

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the Company shall refrain from criticizing or making disparaging or derogatory comments about the Executive.

            (f) Reasonableness of Covenants. The Executive acknowledges that the Executive's obligations under this Section 7 are (i) reasonable in the context and nature of the Company's business and the competitive injuries likely to be sustained by the Company if the Executive violated such obligations and
(ii) a material inducement to the Company, BAC and Monarch entering into the Merger Agreement and consummating the transactions contemplated therein.

            (g) Enforcement. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive's obligations under this Section 7 would be inadequate, and agrees and consents that in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this
Section 7, without the necessity of proof of actual damage.

      8. Dispute Resolution; Legal Fees and Expenses. Any controversy or claim arising out of or relating to this Agreement, other than an action by the Company to enforce the provisions of Section 7, shall at the request of either party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, United States Code), notwithstanding any choice of law provision in this Agreement, and under the rules of the American Arbitration Association. The dispute shall be submitted to a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. The arbitrator shall give effect to applicable statues of limitations. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgement upon the arbitration award may be entered in any court having a jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. The Company and the Executive shall each pay fifty percent (50%) of the cost of the arbitrator and shall each bear their own legal fees and expenses; provided, however, that the Company agrees to pay the Executive's portion of the costs of arbitration and to reimburse the Executive for reasonable expenses incurred as a result of such arbitration, provided the Executive prevails on at least one material issue in the arbitration.

      9.    Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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            (c)   The Company will require any successor (whether direct or
indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      10.   Miscellaneous.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that this Agreement may not be amended prior to the Effective Time without BAC's prior written consent.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

                  Mark D. Pyke
                  2919 Autumn Court
                  Prospect, KY 40059

            If to the Company:

                  National Processing, Inc.
                  c/o Bank of America Corporation
                  NC1-007-21-02
                  100 North Tryon Street
                  Charlotte, NC 28255-0001
                  Attn: E. Randall Morrow, Sr. VP - Executive Compensation

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts vested or payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to

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any applicable law or regulation.

            (e) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in the last sentence of Section 5(a).

            (f) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

            (g) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

            (h) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and, from and after the date of the Effective Time, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation the Original Agreements.

            (i) Any amount payable at the death of the Executive under this Agreement shall be payable to any such beneficiary or beneficiaries as the Executive may designate in accordance with such administrative rules and procedures as the Company may establish from time to time.

            (j) For purposes of this Agreement, "affiliate" means any corporation, partnership or other business entity that, directly or indirectly, controls, is controlled by or is under common control with the Company or its successors or assigns.

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      IN WITNESS WHEREOF, the Executive has executed this Agreement and the
Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above-written. This Agreement may be executed in any number of counterparts, all of which constitute one and the same instrument.

                                        ________________________________________
                                        Mark D. Pyke

                                        NATIONAL PROCESSING, INC.

                                        By: ____________________________________
                                            Name: ______________________________
                                            Title: _____________________________

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